PROSPECTUS SUPPLEMENT NO. 6

           Registration No. 333-125710

(To Prospectus Dated June 21, 2006)

                           Filed Pursuant to Rule 424(b)(3)

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BROADCAST INTERNATIONAL, INC.

4,534,772 Shares of Common Stock

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This prospectus supplement relates to the resale of up to 4,534,772 shares of our common stock owned by the selling shareholders, including:

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up to 1,668,106 shares of our common stock outstanding and owned beneficially and of record on the date hereof by the selling shareholders; and

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up to 1,666,666 shares of our common stock upon conversion of outstanding senior secured convertible notes and up to 1,200,000 shares upon exercise of related warrants.

THIS INVESTMENT INVOLVES SIGNIFICANT RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

We will not receive any proceeds from the resale of the shares of common stock by the selling shareholders.  We also will not receive any proceeds from the conversion of the outstanding senior secured convertible notes.  We will, however, receive proceeds from the exercise of the outstanding warrants.  If all of the warrants are exercised in full, we will issue an aggregate of 1,200,000 shares of our common stock, and we will receive aggregate proceeds of $1,800,000.  See “Use of Proceeds” in the prospectus.

Our common stock is currently traded on the OTC Bulletin Board under the symbol “BCST.”  On January 24, 2007, the closing sale price of our common stock was $1.35 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, INCLUDING PRIOR PROSPECTUS SUPPLEMENT(S).  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should read this prospectus supplement in conjunction with the prospectus dated June 21, 2006, prospectus supplement no. 1 dated August 28, 2006, prospectus supplement no. 2 dated August 29, 2006, prospectus supplement no. 3 dated October 11, 2006, prospectus supplement no. 4 dated November 9, 2006 and prospectus supplement no. 5 dated November 14, 2006.  This prospectus supplement is qualified in its entirety by reference to the prospectus and prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and prior prospectus supplements.  The prospectus, including any prior prospectus supplement(s), is to be delivered with this prospectus supplement.

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The date of this prospectus supplement is January 25, 2007.

You should rely only on the information contained in this prospectus supplement and the prospectus, including the prior prospectus supplements to which we have referred you.  We have not authorized anyone to provide you with information different from that contained or referred to in this prospectus supplement or the prospectus, including any prior prospectus supplement(s).  This prospectus supplement and the prospectus, including any prior prospectus supplement(s), do not constitute an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our common stock.

References in this prospectus supplement to "we," "our," "us" and “Broadcast International” refer to Broadcast International, Inc. and our consolidated subsidiaries.  Information contained in our website does not constitute part of this prospectus supplement or the prospectus.

The prospectus, including any prior prospectus supplement(s), is hereby amended and supplemented to include the following information:

Current Report on Form 8-K dated December 28, 2006, as filed with the Securities and Exchange Commission on January 3, 2007, a copy of which follows on the next page hereof.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  December 28, 2006

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

UTAH	0-13316	87-0395567
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7050 UNION PARK AVENUE, SUITE 600 SALT LAKE CITY, UTAH	84047
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number: (801) 562-2252

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K

ITEM 5.02(b) and 5.02(c) Resignation and Appointment of Officers

On December 28, 2006, our Board of Directors met and unanimously accepted the resignation of Mr. Randy Turner as Chief Financial Officer of the Company and appointed Mr. Reed L Benson as Chief Financial Officer.  Mr. Turner will continue to serve as the Company’s Treasurer and as Vice President of Finance.  Mr. Benson has been the Company’s Vice President, Secretary and General Counsel since October 1, 2003 and will continue with his duties in those capacities in addition to assuming the responsibilities as Chief Financial Officer.

Mr. Benson has been our Vice President, Secretary and General Counsel since the BI acquisition in October 2003.  He was also a director of ours from October 2003 until August 2006.  He has been in the private practice of law from April 2000 to the present and consulted directly with BI during that period.  From August 1987 to April 2000, he was Vice President, Secretary and General Counsel of Broadcast International, Inc., the predecessor of BI, and from June 1995 to April 2000, he served as Vice President, Secretary and General Counsel of Data Broadcasting Corporation, the former parent company of BI.  Mr. Benson received a Bachelor of Science Degree in Accounting from the University of Utah in 1971 and a Juris Doctor Degree from the University of Utah College of Law in 1976.  Mr. Benson became a certified public accountant in 1974 and is currently an attorney licensed to practice in Utah.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 3, 2007

BROADCAST INTERNATIONAL, INC.

a Utah corporation

By:  /s/ Rod Tiede

Name: Rod Tiede

Title: President and Chief Executive Officer